EXHIBIT 99.1

Albany International Announces Closure of

Manufacturing Capacity in Menasha, Wisconsin

Rochester, New Hampshire, December 9, 2011 -- Albany International Corp. (NYSE:AIN) announced today it will discontinue manufacturing at its forming fabric facility in Menasha, Wisconsin. This action results from the need to balance the Company’s paper machine clothing manufacturing capacity in North America with anticipated long-term demand.

The closure will begin in January 2012. This planned action is a business necessity, driven by existing and expected market conditions, and in no way reflects on the performance of the 48 affected employees, who will be offered severance and outplacement assistance.

Transition of forming fabric manufacturing from Menasha to other facilities in North America will be supervised by technical and manufacturing personnel to ensure continuity of customer supply. The transition is expected to be completed by July 2012.

The Company’s Menasha facility will continue to operate as a center of excellence in forming technology and as one of the organization’s R&D centers.

Albany International Corp. (NYSE:AIN) is a global advanced textiles and materials processing company. Its core business is the world’s leading producer of custom-designed fabrics and belts essential to the production of paper and paperboard. Albany’s family of growth businesses extends its advanced textiles and materials capabilities into a variety of other industries, most notably aerospace composites, nonwovens, building products, high-performance industrial doors, and high-performance insulation and yarn. Additional information about the Company and its businesses and products is available at www.albint.com.

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Contacts:

Investors: John Cozzolino 518-445-2281 john.cozzolino@albint.com	Media: Susan Siegel 518-445-2284 susan.siegel@albint.com